Exhibit 3.55

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

OF

PIONEER VALLEY HOSPITAL PHYSICIANS, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation hereby adopts the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is Pioneer Valley Hospital Physicians, Inc.

2. The amendment adopted is as follows:

Article 1 shall be deleted and replaced in its entirety with the following:

“The name of the corporation (“Corporation”) is Physician Group of Utah, Inc.”

3. The amendment was duly adopted on April 10, 2008 by the Board of Directors of the Corporation pursuant to an action on written consent in accordance with Section 242 of the DGCL. The amendment was duly adopted by the sole stockholder of the corporation on April 10, 2008 in accordance with Section 228 of the DGCL.

Dated as of April 10 2008.

PIONEER VALLEY HOSPITAL PHYSICIANS, INC.

By:	/s/ Karen H. Abbott
Name:	Karen H. Abbott
Title:	Assistant Secretary